Exhibit 99.2

Eastside Distilling

Q120 Earnings Release

May 14, 2020

Robert Blum

Good afternoon, everyone, and thank you for joining us today to discuss Eastside Distilling’s financial results for the first quarter 2020 ended March 31, 2020. I am Robert Blum of Lytham Partners and I will be your moderator for today’s call. Earlier, Eastside issued their first quarter 2019 results in a press release.

Joining us on today’s call to discuss these results are:

●	Lawrence Firestone, the Company’s Chief Executive Officer,

●	Robert Manfredonia, Eastside’s President, and

●	Stu Schreiner, the Company’s Interim Chief Financial Officer.

Following their remarks, we will open the call to your questions.

Before we begin with prepared remarks, we submit for the record the following statement:

Certain matters discussed on this conference call by the management of Eastside Distilling may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, Section 21E of the Securities Exchanges Act of 1934 as amended and such forward-looking statements are made pursuant to the ‘Safe Harbor’ provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements describe future expectations, plans, results or strategies and are generally proceeded by words such as “may”,” future”, “plan”, or “planned”, “will” or “should”, “expected”, “anticipates”, “draft”, “eventually” or “projected”. Listeners are cautioned that such statements are subject to a multitude of risk and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements.

Such matters involves risks and uncertainties that may cause actual results to differ materially, includes but are not limited to the company’s acceptance and the company’s products in the market, success in obtaining new customers, success in product development, ability to execute its business model and strategic plans, success in integrating acquired, entities and assets, ability to obtain capital, ability to continue as a growing concern, and all of the risks and related information described from time-to-time in the company’s filings with the Securities and Exchange Commission, including the financial statements and related information pertaining the company’s annual report on Form 10K for the year ended December 31, 2019 filed with Securities and Exchange Commission.

Now, I would like to turn the call over to Lawrence Firestone. Larry, please proceed.

Lawrence Firestone

Thank you, Robert, and thank you, everyone, for joining us this afternoon.

While it has only been 6 weeks since we last spoke, there is a lot going on as we continue to drive hard on reshaping Eastside Distilling into a high growth company with adequate liquidity. These markets are certainly challenging, while having said that, it is a rare opportunity when we are reshaping our business where we get to re-evaluate every part of the business in such a short period of time.

Our teams at Eastside Distilling have been resilient through these times and have adapted well to working from home. While the Craft canning team continues mobilizing to support our customers growing packaging needs at their plants in Portland, Seattle and Denver.

I’ll give an overview of the business and then turn it over to Robert and Stu and then open it up for questions.

As you’ve seen from the press release, the results for the first quarter came in line with the expectations we provided to you in March, with revenue of $3.7 million. As we discussed on that call, this was a significant change from the expectations we had at the beginning of January when we were anticipating record shipments of Redneck Riviera Whiskey and launching Azuñia, Hue Hue and the Burnside Lineup into selected regions of our national platform.

I won’t go into the same level of detail that I did during the call at the end of March, but the primary drivers from the market that impacted the quarter were as follows:

1.	The on-premise business, such as bars and restaurants have been closed, and those that are open include carry-out only and are selling very little, if any of our spirits.

2.	There was a significant shift in the off-premise business as consumers focused on the major bellwether brands and pulled the larger 1.75 liter bottles off the shelf instead of the smaller 750s where we play on the national platform. The exception here is our Portland Potato Vodka, which we do sell in a 1.75 liter, in the Oregon market.

3.	Our in-store tastings at the major chains coupled with the new insertions that we had planned were shut down as retailers cancelled these opportunities to taste our brands and launch new products which include the targeted commencement of the Burnside Whiskey and Hue-Hue Coffee Rum national launch.

4.	And, Consumers shifted to online purchases for spirits where we did not have a strong presence.

5.	These negative impacts were offset as Craft Canning experienced strong demand from the craft beer and wine industry as the brewers have batches that they have produced, with a need to get them into cans.

Overall, we believe COVID-19 materially impacted the first quarter of 2020. If we were to estimate across our brand portfolio, we believe the impact of the shutdown of on-premise, the restrictions in the off-premise trade and consumer shift to established brands in 1.75 liter is most likely in the range of $1 million dollars of lost top line revenue for the first quarter.

None of this stopped us from pushing ahead with strategies and mid-course corrections to mitigate the immediate impact to our business.

Let me cover the various initiatives we discussed last quarter:

First, we enacted a series of initiatives to improve rate of sale which includes offering promotional discounts on Redneck Riviera Whiskey and Azuñia Tequila which Robert will cover.

Second, Youngs Market, a key distributor of ours across California, took in our Burnside, Hue-Hue and Portland Potato Vodka lineup to enable us to offer those brands online, and can now be sourced for online shopping through our webpage, through Hi-Times Liquor and also through Instacart and Drizzly. We continue working on ramping up our online presence, with all five of our major brands.

Third, we reallocated the sales resources that were predominantly focused on-premise to support the efforts of our off-premise independent stores and wholesalers by creating several programs aimed to energize the local marketplace.

Fourth, we continued to lower our cost structure as we implemented our previously planned initiative to shut down our unprofitable retail operations by the end of March, which is now complete and will positively impact our second quarter. You will notice that the retail operations have been moved to discontinued operations on the Balance Sheet and Income statement. We also resized our production operation by furloughing and then reducing the size of our production staff in March. Once we complete the outsourcing of Redneck Riviera Whiskey production, we will significantly shrink the square footage of our production facility and lower our fixed cost.

Fifth, we talked last month about targeting other areas where we can deliver efficiencies and lower cost of goods. Specifically, we want to capture what I call “money in the bottle,” which is to say, we need to drive our cost of goods sold down to the lowest level possible to deliver industry standard margins which are closer to 50% or even greater. This opportunity to improve our gross margins will lower our breakeven point and produce the dollars we can repurpose to spend the marketing dollars that we need to support the growth of our brands long term.

To further this point, we’ve talked about our outsourcing strategy for Redneck Riviera Whiskey. We are making progress on this initiative as we now have quotes in hand and will look to make a decision in Q2 to setup the next run for Redneck as the pilot run at our outsourced provider. As we understand today, this will launch in 2 phases. The first phase will be where Eastside will provide the bottles and packaging materials and our provider will run our materials through their line and ship finished cases to our fulfillment locations. The second phase will be a turnkey solution sans whiskey, whereby we will leverage the buying power of our supplier in the cost of the bottles, corks, labels, neck tags, etc. In all cases, we will save on the expensive shipping costs of transporting the base whiskey from MGPI in Indiana to Eastside in Portland, then back across America.

I am proud of how the Eastside team has come together to look at all aspects of our business to drive operational efficiencies and growth in this unprecedented environment. The Covid-19 virus has given us a rare opportunity to see the areas needing immediate improvement and in some cases, to hit the reset button. It is a true testament to the flexibility and work ethic of everyone at Eastside as our team has stepped up to the challenge. I couldn’t be more pleased with the team and the progress being made.

With all of that said, and while we are at half-time of the second quarter, Robert will provide some insights into what we see on the ground, in the trade. But before we shift to Robert, I’d like to cover what is happening in our Craft Canning Business.

While Q1 was solid on a relative basis given the demand from the craft beer and wine industry, we have seen a nice surge of business in Q2 as the breweries are not putting their beer in kegs. Instead, they are canning their beer and have turned to Craft canning to augment their canning capacity or in some cases we can be their sole canning production line. We have 12 mobile canning lines in our operations - some in Portland, some in Seattle and some in Denver. Craft canning is a healthy business and Todd Garrett who runs Craft for us is putting together expansion plans as we believe we will see a continuation of this trend in the future beyond the second quarter. This is a great business within Eastside and it is surely on a profitable and cash positive growth path.

So when we look at our business in total, even though the market is still in flux and deciding how to wake up or turn back on, we believe we will see growth in revenue over Q1, which when coupled with the operational improvements in manufacturing, and the spending controls that we have put in place, will lead to an improved EBITDA performance over Q1.

We continue to focus on all aspects of the business, with nothing off the table as I have said in the past. We’ll look at our brands as a source of capital and we continue to have knobs to turn on the P&L to improve our financial performance.

So before I turn it over to Robert Manfredonia for his insights, let me just reiterate a point I made on our last call:

We remain committed to our stated objective to become the leading mid-tier craft spirits company that acquires, develops, markets and sells these premium branded spirits with a regional focus through the national platform. Then, once they become proven and sustaining brands, we will look to sell them to the larger tier 1 spirit houses in the industry. Though we have not sold a brand yet, we believe that there is tremendous value and quality in the brands that we have in-house and are developing.

And as we stated in the past and you can hear from the comments, we have begun the process of validating that and looking at all options, including those that would unlock value from our portfolio of brands and allow us to step up investment in key areas to accelerate growth.

We believe we are making tremendous progress transforming Eastside into a financially healthy, faster growing company that has the ability to drive significant value for our shareholders.

With that said, let me turn the call to Robert to add some additional color.

Robert Manfredonia

I usually go through prior month shipment data points almost exclusively however with market conditions uniquely different, I will provide additional data points including quarter 1 results and quarter 2 projections and direction.

The COVID-19 environment has affected each spirits, wine or beer brand Differently based on the brand’s maturity and on and off premise penetration.

Starting with Azuñia, the brand’s distribution and volume are predominately sourced from the On-Premise classes of trade. With that, Quarter 1 On-Premise business was heavily affected by the COVID-19 account closures resulting in poor results with depletions and shipments. We have immediately adjusted our near-term planning to off premise focus for both independent and corporate retail. This is inclusive of the sales team and financial resources against Off Premise brand development. We will support distribution with tactical initiatives inclusive of the Azuñia ‘text to win program’ for a trip to the distillery and a $4 instant rebate with messaging targeted to our data base and social media platforms inclusive of Instagram, Facebook and Twitter. Azuñia Black has a separate marketing program aligned to social media platforms with a higher value instant rebate coupon. The month of May has already seen aggressive distribution growth in key markets inclusive of CA and FL. It is worth noting we will continue to review the ‘state of the On-premise environment’ and we will decide on adjustments based on market opportunities thereafter. Lastly regarding Azuñia business the team has spent a considerable amount of focus on the transition of the wholesaler network in the east and the central regions. The adjustment is focused on 15 wholesalers. The large state transitions include Florida, Michigan, Georgia, Wisconsin and Illinois. Note, the Georgia opening purchase order is three times higher than the entire 2019 shipments. Also, we have started to receive aggressive Purchase Orders for off premise package inventory aligned to new business and new directional planning and targeting.

Regarding Legacy Brands specifically Hue Hue Coffee Rum and Burnside Whiskey we are still focused on distribution expansion in California, Washington, Texas, Florida, Arizona, Tennessee, and Illinois by the end of the second quarter. Even know we are disappointed in the delay caused by the environment; we are extremely excited for brand launches in the new seven states. The ‘other favorable news’ all wholesalers are excited about representing the brands. Worth noting, wholesalers are ‘very selective’ with inbound new brand representation and most brands are declined with the initial presentation. All Legacy Brands have been accepted and wholesalers have agreed to invest in tactical brand support.

Regarding Redneck Riviera Whiskey, we are very pleased by quarter 1 depletions results of 54% growth over quarter 1 2019. April depletion Performance is slightly above quarter 1 2020 results as well.

However, shipments did not parallel depletions in the COVID-19 environment wholesalers worked on thin inventory levels with early stage brands and heavy inventory with well-developed brands specifically focusing on large sku sizes. Shipments for inventory requirements will realign to depletions in the near term.

In closing for Redneck Riviera Whiskey, will be adding new distribution within the drug channel in CA, MI & FL in the next 90-days with 780 mandated distribution points in Walgreens and Rite Aid. This is a great achievement for a brand in the market for less than 3 years. Usually entrance into the Drug channel takes a minimal of five plus years with substantial financial support.

Overall with the environment adjustments of the past 90-days Eastside has quickly adapted to the new market conditions and opportunities it is also important to note that we are continuing to focus on executing initiatives that will drive high growth across our national platform.

The short-term shift includes on-premise personnel redeployed to the off premise to support new distribution specifically for Azuñia, Burnside and Hue Hue Coffee Rum. For the long term, we will selectively present new distribution placements within the grocery class of trade specifically for Azuñia Reposado and Black and select retail presentations for Hue Hue Coffee Rum.

In closing while the current environment is certainly challenging to our business however, we are excited about business scalability in the off-premise classes of trade. We are also extremely encouraged by Redneck Riviera Whiskey depletions and Portland Potato Vodka 1.75ml performance in quarter 1. Note, Portland Potato Vodka 1.75ML in Oregon grew at 59% over Quarter 1 2019 and March was the highest volume month in the brand’s history.

Overall, we are prepared for the normalization of business and ready to excel. We are very optimistic on the opportunity ahead.

So now Let me turn it over to Stu for a financial update:

Stu

Thank you Robert.

I’m going to cover a high level summary for the first quarter of 2020.

On the statement of operations:

Gross sales grew 8% to $3.7 million in the first quarter from the same period last year.

Gross margins for the quarter were 26% compared to 34% for Q1 2019.

This drop in gross margins was caused by a shift in sales mix to a higher concentration of the lower margin Azuñia tequila product line as well as Portland Potato Vodka.

The gross margin in Q1 was also impacted by a $200,000 negative book to physical adjustment for our inventory and $100,000 in unabsorbed production overhead. Without those two adjustments our gross margin would have been 35% for Q1.

Cash Sales and Marketing expenses rose $309,000 to $1.5 million compared to the prior year related to the absorption of the Azuñia sales team and expenses.

Cash G&A expenses dropped $801,000 from the same period in the prior year as we reduced spending in Salaries, professional fees and insurance and facilities costs.

EBITDA loss in Q1 improved by $267,000 to a loss of $1,865,000 from an

EBITDA loss in Q1 2019 of $2,132,000.

The $195,000 loss from our retail operations from Q1 2020 has been reported as discontinued operations and that compares with a loss in Q1 2019 of $122,000.

On to the Balance Sheet of March 31, 2020:

We closed the quarter with $1.3 million in cash compared to $342,000 at December 31, 2019.

This was due to the closing of the Live Oak inventory line of credit that yielded $2.6 million in cash after paying off the KFK and the TQLA lines that were collateralized by our inventory.

Accounts Receivable was $1.2 million compared to $1.3 million at December 31, 2019. This reduction was dues to our collection efforts as well as factoring activity in Q1.

Inventories dropped by $1.3 million during the quarter as we controlled our inventory purchases during the quarter reducing our cash spend.

Accounts payable dropped $670,000 as we purchased less during the quarter and paid down our suppliers. This was mainly due to lower inventory purchases and lower cash G&A expenses.

Now an outlook for Q2:

We expect the On-premise business to remain shut down for the quarter and therefore very little revenues from those customers.

We expect the insertions for Redneck Riviera at Rite Aid to drive revenues from new channels, and the coupon programs that we are running in the off premise for Redneck Riviera and Azuñia to continue to drive revenue.

We see the momentum continuing for Portland Potato Vodka through the quarter.

And we expect the Craft Canning Business to remain strong throughout the quarter as we are now slotting and booking purchase orders from our customers 6 weeks out which is right now through the end of the quarter.

This will deliver growth for the quarter.

We are continuing to work on improving our cost of goods and manufacturing overhead to increase our gross margins.

We are continuing to manage our expenses in S,G&A and expect that our controls will deliver similar below the line expenses in Q2.

This combines with the revenue growth should deliver a lower EBITDA loss for Q2.

We will continue to focus on burning inventory as a means to generate cash, as well as managing our expenses to our cash flow.

Now let me turn it back to Larry.

Lawrence Firestone

Thanks Stu.

As you can tell, there is a lot going on at Eastside Distilling. Before I open it up for your questions, let me take a minute and thank Paul Shoen for his service on our board and as chairman. Paul did an excellent job of leading the board in the first phase of Eastside’s transformation and we thank him for his hard work and leadership.

I also want to welcome Paul Block as our newest board member. Paul has taken on the chairman role. Paul has deep consumer products background, with substantial marketing and branding experience in the spirits industry as an executive for several companies and has also turned several businesses around. Paul has jumped in, rolled up his sleeves and has already allowed us to leverag~~e~~ his experience. I’m looking forward to our future will Paul at the helm of our board as we build Eastside Distilling for the future.

I’ll now open the call for questions, operator?

Question-and-Answer Session

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from David Bain with ROTH Capital.

David Bain

Great. Thank you everyone. I just, first if I could follow up with your outsourcing comments. Could you give us a sense as to how meaningful that could be to margins or any kind of tangible data points in terms of per bottle or per case cost as you look at phase 1 and phase 2 and then as a follow-up is there a potential for a phase 3 where you could actually look to recap the company with sales of say whiskey to a partner that would be my first question.

Lawrence Firestone

Yes, you bet. Thanks David. Yes, I’m not ready to let the cat out of the bag on margin improvement. Phase 1 is a packaging, I’d say a manufacturing overhead improvement. It’s pretty material to the case and then also we eliminate the freight from Indiana to Portland back like I said across the U.S.

So I’ll have more granularity on that once we final negotiate terms and in a contract but we’re pretty excited about the first phase movement. Phase 2 as you mentioned is really levering our suppliers but while the leverage that they have in the industry is their purchasing power that we don’t have.

We purchase for each of our individual products, each of our brands is designed a little bit differently. So in a brand family you’ll have the same model, similar packaging characteristics whether it be [self screen] labeler or hang tags or what kind of necker’s things like that but someone like the companies we are talking to are going to have a lot more leverage in that world because they do, their purchasing power is a lot greater.

So I think the bigger piece is going to come in phase 2. Phase 3 we haven’t gotten there yet with on the selling the liquid. Certainly we have that in our line of sight with the products that we’re looking at but we’re going to kind of walk before we run here and go into phase one.

David Bain

Got it. Okay. Thank you and then, as we potentially come out the other side of COVID will Azuñia and I think Robert you may have touched on this, will be de-emphasizing on premise for the immediate or intermediate term just due to margins or any of the reasons or are we going to look to ramp those accounts back up aggressively by deploying sales back to on-premise?

Robert Manfredonia

Hey David. Good afternoon. I think it’s going to be predicated upon the marketing opening up and then we’re going to react accordingly. So knowing what’s in front of us, we have pivoted all of our folks from on-premise that had exclusive on-premise responsibilities to the off trade. As the on-premise starts to open up we will selectively start to re-engage the on-premise but I think it’s going to be based upon market conditions and then we will adjust accordingly.

So I think, one, it was always our plan with Azuñia to have more of a balanced upscale business direction which is what we’re doing anyway. We’re just kind of let’s call it accelerating that process to the off-trade but we’re not going to forget about the on-trade where we have sound foundational business that is profitable. So I think it’s, I look at this as really an opportunity to kind of fast-forward what we were already planning on doing and then making sure that we protect the on-premise business once it opens up.

David Bain

Got it. Okay and then final, I’m sorry to go one over but Larry in the past — given a kind of a Redneck case volume target and I believe East has prior to you coming in as well is there some sort of range you can apply on for 2020 and then Robert we’ve been hearing that some resets could be pushed out a little bit. Is that what you’re hearing or are resets being mentioned as timely? I’m talking about May and June.

Robert Manfredonia

I’ll take the first part of it, Larry.

Lawrence Firestone

Yes, go ahead Robert.

Robert Manfredonia

Everything that we have scheduled and I mentioned in the call that we are, our next insertions are going to be in Florida with Walgreens and then we have Rite Aid in Michigan and we have Rite Aid in our state of California. All that stuff is on schedule. In fact, the Rite Aid in California will be set on the shelves starts the week of the 18th next week and everything will be on the shelf by Memorial Day. The other ones are directly in queue from a timing standpoint and we won’t miss any of the time and we’ll pick up those incremental cases right away.

And regarding the next large period of review it is still scheduled with all the major entities to start in September for Spring ‘21. So everything is on schedule from a corporate retail standpoint. So that’s a good thing because that is where we have substantial business and we have access for new brands and we think we’ll be able to capitalize them with the next big decision period which is September.

David Bain

Okay great and —

Lawrence Firestone

Hey David, could you repeat the front end of the question?

David Bain

It was just, if there’s some sort of case volume target with Redneck some sort of range for 2020, I don’t know if you have ever really done it, consistently historically but you have from time to time offered certain kind of fillers on what we can expect, if we can get that that would be great.

Lawrence Firestone

Yes. We haven’t given total case range and especially in the COVID environment. I think we’ll probably back away from that for now and find our way through Q2. Qs1 in the books we’ll find our way through Q2 and see just how the world opens back up and I think that’s going to give us a good feel for how the second half of the year will close and given where we are we may be comfortable at that point in time given an outlook on that.

David Bain

Understandable. All right thank you both.

Lawrence Firestone

Thanks David.

Robert Manfredonia

Thanks David.

Operator

This concludes our question-and-answer session. I would like to hand the call back over to Larry Firestone for any closing remarks.

Lawrence Firestone

Thank you operator and thanks again to everyone for joining us on this call today, I look forward to speaking with you all on our earnings call in August if not before and in the meantime please stay safe and healthy and have a good night. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.